Exhibit 99.1

Ekso Bionics® Reports Second Quarter 2016 Results

RICHMOND, CA – July 28, 2016 – Ekso Bionics Holdings, Inc. (OTCQB: EKSO), a robotic exoskeleton company, today reported financial results for the three months ended June 30, 2016.

Recent Highlights and Accomplishments

•	Granted clearance by the U.S. Food and Drug Administration for the Ekso GT for use in the treatment of individuals with hemiplegia due to stroke and individuals with spinal cord injuries at levels L5 to C7, establishing Ekso GT as the only exoskeleton cleared for stroke; additional clearance granted July 19, 2016 expanding label and further widening reach among stroke patients in the rehabilitation setting.

•	Following initial clearance in April, became the first exoskeleton company to get an agreement in place as a vendor to Healthsouth, one of the nation’s largest private providers of post-acute healthcare services.

•	Initiated the first company-sponsored clinical trial, which will be led by Professor Dylan Edwards, Ph.D., P.T., of The Burke Medical Research Institute. The study, entitled WISE (Walking Improvement for SCI with Exoskeletons), will evaluate improvement in independent gait speeds of spinal cord injury (SCI) patients undergoing rehabilitation with the Ekso GT™, the Company’s medical robotic exoskeleton, and will be compared to a control group. The US-based multi-center study seeks to enroll approximately 160 community dwelling people with chronic incomplete SCI.

•	Total second quarter revenues of $1.6 million as compared to $2.1 million in the second quarter 2015. Medical device revenue for the quarter was $1.5 million compared to $1.0 million in the second quarter of 2015.

•	Submitted an application to uplist from the OTC market to be traded on the NASDAQ Capital Market.

“I am encouraged by the progress we have made thus far in 2016 at Ekso Bionics. Our exoskeleton is approved to address more than 20 times the patient population of any other exoskeleton technology on the market, and we are fully committed to making sure that the entire potential market is educated on and has access to our life-changing technology” said Thomas Looby, president and CEO of Ekso Bionics. “We also continue to make progress in industrial markets, where we have ongoing pilot testing programs on our devices with several large corporations. We believe that our current focus on optimizing our sales strategy combined with our solid clinical and industrial use studies, R&D and partnership programs will position Ekso Bionics for success in becoming the premier exoskeleton company in the world.”

Second Quarter 2016 Financial Results

Revenue for the second quarter of 2016 was $1.6 million compared to $2.1 million for the same period in the prior year.

Medical device revenue was $1.5 million for the second quarter of 2016. This amount includes $1.1 million for all device sales and $0.4 million of other device related revenue. Medical device revenue was $1.0 million for the second quarter of 2015. This second quarter 2015 amount included $0.9 million of previously deferred revenue that was recognized during the period and $0.1 million of other device related revenue.

Engineering service revenue was $0.1 million for the second quarter 2016 compared to $1.1 million for the same period in the prior year. This result reflects the strategic decision earlier in the year to shift almost all of our engineering talent away from engineering services and to Ekso internal development efforts both for our next generation home/wellness device and for able-bodied industrial offerings.

Gross profit for the quarter ended June 30, 2016 of $0.2 million was primarily derived from the sale of medical devices. This amount includes a gross profit of $0.5 million based on medical device sales and rentals and a loss of $0.3 million on device service and pilot programs.

Operating expenses were $7.6 million for the second quarter of 2016 compared to $6.1 million for the same period in the prior year. The increase in operating expenses included a $0.6 million increase in employee compensation expenses, $0.4 million of labor expenses diverted to product innovation from cost of engineering service revenue, and $0.1 million of amortization expenses that resulted from acquiring assets from Equipois in December 2015.

Net loss applicable to common shareholders in the second quarter of 2016 was $10.0 million, or $0.61 per basic and diluted share. Net loss applicable to common shareholders for the quarter included a non-cash preferred share deemed dividend of $4.2 million, offset by a non-cash gain of $1.7 million on the revaluation of a warrant liability.  Both non-cash items were associated with the Company’s equity financing in December 2015.

Six months ended June 30, 2016:

Revenue for the six months ended June 30, 2016 was $10.0 million compared to $3.8 million for the same period in the prior year. Revenue for the 2016 period includes $6.5 million of revenue resulting from a one-time non-cash recognition of previously deferred medical device revenue for devices sold prior to 2016.

Medical device revenue was $9.5 million for the six months ended June 30, 2016. Contributing to this revenue was $6.5 million of previously deferred revenue that was recognized as a result of a change of an accounting estimate related to revenue recognition. Revenue for the period also includes $2.3 million of revenue derived from device sales, as well as $0.7 million of other device related revenues.

In conjunction with the aforementioned shift in focus of engineering efforts, engineering services revenue decreased by $1.2 million for the six months ended June 30, 2016 when compared to the same period in the prior year.

Gross profit for the six months ended June 30, 2016 was $1.7 million, of which $1.6 million was attributable to device sales. Device sales gross profit primarily includes $2.4 million from our change in accounting estimate for shipments made prior to January 1, 2016 and $0.9 million for unit sales or rentals, offset primarily by $0.9 million of maintenance and $0.2 million of warranty expenses, both of which relate to devices sold prior to 2016.

Operating expenses were $15.7 million for the six months ended June 30, 2016 compared to $10.6 million for the same period in the prior year. The increase in operating expenses included a $2.8 million increase in compensation expense, $1.3 million of which was stock-based compensation expense and $0.4 million was related to severance. Stock-based compensation expense included a one-time $0.8 million non-cash charge related to the modification of stock options previously granted to our former Chief Executive Officer.

Net loss applicable to common shareholders for the six months ended June 30, 2016 was $16.7 million, or $1.06 per basic and diluted share. Net loss applicable to common shareholders for the period included a non-cash preferred share deemed dividend of $7.3 million, offset by a non-cash gain of $4.7 million on the revaluation of a warrant liability.  Both non-cash items were associated with the Company’s equity financing in December 2015.

Cash on hand at June 30, 2016 was $4.7 million, compared to $19.6 million at December 31, 2015. For the six months ended June 30, 2016, the Company used $14.1 million of cash in operations, compared to $8.5 million for the six months ended June 30, 2015. The increase in cash used was driven by general increases in operating expenses such as selling, marketing and research and development, as the Company continues to build its team and capabilities and commercialize its medical and industrial device businesses. The increase also includes a one-time increase in inventory, as well as some investment in certain inventory which is expected to reverse over the next few quarters.

Conference Call

Management will host an investment community conference call today beginning at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. Investors interested in listening to the conference call may do so by dialing (877) 407-3036 for domestic callers or (201) 378-4919 for international callers (Conference ID: 13581989), or from the webcast on the "Investor Relations" section of the Company’s website at: www.eksobionics.com.

A replay of the call will be available beginning today at 4:30 p.m. PT / 7:30 p.m. ET through midnight ET on August 11, 2016. To access the replay, dial (877) 660-6853 or (201) 612-7415 and reference Conference ID: 13581989. The webcast will also be available on the Company’s website for one month following the completion of the call.

About Ekso Bionics®

Ekso Bionics is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance and mobility across medical, industrial and defense applications. Founded in 2005, the Company continues to build upon its unparalleled expertise to design some of the most cutting-edge, innovative wearable robots available on the market. They are the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe, to providing research for the advancement of R&D projects intended to benefit U.S. defense capabilities.

The Company is headquartered in the Bay Area and is listed on the OTCQB under the symbol EKSO. For more information, visit: www.eksobionics.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons, (ii) a projection of financial results, financial condition, capital expenditures, capital structure or other financial items, (iii) the Company's future financial performance and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain adequate financing to fund the Company's operations and necessary to develop or enhance our technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of our sales and marketing organization or partners to market our products effectively, adverse results in future clinical studies of the Company's medical device products, the failure to obtain or maintain patent protection for the Company's technology, failure to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. To learn more about Ekso Bionics please visit us at www.eksobionics.com. The Company does not undertake to update these forward-looking statements.

# # #

Investor Contact:

Debbie Kaster

415-937-5403

investors@eksobionics.com

Media Contacts:

Carrie Yamond / Rajni Dhanjani

212-867-1788

cyamond@lazarpartners.com

Ekso Bionics Holdings, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Revenue:
Medical devices	$1,451	$1,048	$9,508	$2,033
Engineering services	101	1,066	530	1,770
Total revenue	1,552	2,114	10,038	3,803

Cost of revenue:
Medical devices	1,286	970	7,955	1,768
Engineering services	63	642	382	1,130
Total cost of revenue	1,349	1,612	8,337	2,898

Gross profit	203	502	1,701	905

Operating expenses:
Sales and marketing	2,913	2,523	5,416	4,374
Research and development	2,221	1,742	4,370	2,725
General and administrative	2,465	1,872	5,953	3,534
Total operating expenses	7,599	6,137	15,739	10,633

Loss from operations	(7,396)	(5,635)	(14,038)	(9,728)

Other income (expense), net:
Gain on warrant liability	1,665	-	4,650	-
Interest and other, net	(34)	(10)	(28)	(32)
Total other income (expense), net	1,631	(10)	4,622	(32)

Net loss	(5,765)	(5,645)	(9,416)	(9,760)

Less: Preferred deemed dividend	(4,205)	-	(7,329)	-
Net loss applicable to common shareholders	$(9,970)	$(5,645)	$(16,745)	$(9,760)

Basic and diluted net loss per share applicable to common shareholders	$(0.61)	$(0.39)	$(1.06)	$(0.67)

Weighted average number of shares of common stock outstanding, basic and diluted	16,247	14,585	15,817	14,563

Ekso Bionics Holdings, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value)

	June 30,	December 31,
	2016	2015
	(unaudited)
Assets
Current assets:
Cash	$4,661	$19,552
Accounts receivable	1,566	2,069
Inventories, net	2,408	1,056
Note receivable, current	40
Prepaid expenses and other current assets	692	436
Deferred cost of revenue, current	-	2,088
Total current assets	9,367	25,201
Property and equipment, net	2,579	2,625
Note receivable, long term	50	-
Deferred cost of revenue	-	2,502
Intangible assets, net	1,297	1,584
Goodwill	189	189
Other assets	93	97
Total assets	$13,575	$32,198

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,074	$2,694
Accrued liabilities	2,930	1,885
Deferred revenues, current	710	3,960
Capital lease obligation, current	78	80
Total current liabilities	5,792	8,619
Deferred revenues	747	4,613
Warrant liability	4,545	9,195
Contingent consideration liability	768	768
Other non-current liabilities	162	195
Total liabilities	12,014	23,390
Stockholders' equity:
Convertible preferred stock	-	-
Common stock	16	15
Additional paid-in capital	102,341	100,184
Accumulated other comprehensive income (loss)	10	(1)
Accumulated deficit	(100,806)	(91,390)
Total stockholders' equity	1,561	8,808
Total liabilities and stockholders' equity	$13,575	$32,198